UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

March 6, 2024

 Date of Report (Date of earliest event reported)

Hamilton Insurance Group, Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	001-41862	98-1153847
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Wellesley House North, 1st Floor 90 Pitts Bay Road Pembroke Bermuda (Address of principal executive offices) HM 08 (Zip Code)

(441) 405-5200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class B common shares, par value $0.01 per share	HG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
Resignation of Director

On March 6, 2024, D. Pauline Richards, a member of the Board of Directors (the “Board”) of Hamilton Insurance Group, Ltd. (the “Company”) and the Chair of the Audit Committee, informed the Company of her intention to resign from the Company’s Board effective March 11, 2024. There were no known disagreements between Ms. Richards and the Company that led to her resignation from the Board.

Appointment of New Directors
On March 6, 2024, the Board of the Company appointed Dr. Therese Vaughan and Mr. Neil Patterson to the Company’s Board, each effective March 11, 2024. Mr. Patterson was also appointed to Chair the Audit Committee of the Board as well as to the Nominating and Corporate Governance Committee as a member and Dr. Vaughan was appointed to each of the Nominating and Corporate Governance Committee and the Underwriting and Risk Committee as a member.

Dr. Vaughan is a seasoned educator, corporate director, and internationally recognized expert in insurance regulation. She was the CEO of the National Association of Insurance Commissioners and served over 10 years as Iowa Insurance Commissioner—the state’s longest-serving and first female insurance commissioner. Dr. Vaughan represented the US insurance regulatory system internationally, as a member of the Executive Committee of the International Association of Insurance Supervisors and of the steering committee for the US/EU Insurance Dialogue Project. She chaired the Joint Forum, a Basel, Switzerland-based group of banking, insurance, and securities supervisors. Dr. Vaughan recently served as a director of AIG, and is on the Board of Verisk Analytics, Wellmark Blue Cross and Blue Shield, WestBank, and the Food Bank of Iowa.

Mr. Patterson is the retired Chair of the KPMG group of entities in Bermuda. Mr. Patterson spent the majority of his career with KPMG, having joined the firm in 1989. He was a client-facing lead audit partner with KPMG for over 20 years through his retirement in 2020. He also served as the Risk Management Partner in Bermuda for over twenty years and the Risk Management Partner for the sub regional firm for fifteen years. Patterson was Office Managing Partner in Bermuda for nine years before taking on the role of Chair. During his time with KPMG, Patterson served as the Managing Partner of the regional firm The KPMG Islands Group, where he was also a member of the Board of Directors for the European, Middle East and Africa firm. He was also a member of the Global Insurance Advisory Group, a sub-committee of the global board that advises on insurance matters affecting member firms around the world. Mr. Patterson is very active in the Bermuda community, having co-founded both Ignite Bermuda, the island’s first privately funded business incubator and accelerator, and Bermuda Investor Community Limited, designed to enhance the flow of capital from angel investors into the Island’s entrepreneurial community.

In connection with their appointment to the Board as directors effective March 11, 2024, and in accordance with the compensation program for the Company’s non-employee directors effective January 1, 2024, Dr. Vaughan and Mr. Patterson will each receive the following compensation: $100,000 per year, payable quarterly on a pro rata basis, and a grant of an annual Restricted Stock Unit (“RSU”) award valued at $150,000 of the Company’s Class B common shares. The RSU will be granted on the date of the 2024 Annual General Meeting of Shareholders and will vest in full on the date of the 2025 Annual General Meeting of Shareholders. Dr. Vaughan and Mr. Patterson will each also receive $37,500 in lieu of an equity award for the three month period from March 11, 2024 to the 2024 Annual General Meeting of Shareholders. Mr. Patterson will receive additional compensation for service as the Chair of the Audit Committee of the Board of $50,000 per year, payable quarterly on a pro rata basis. The Company will also reimburse Dr. Vaughan and Mr. Patterson for reasonable and necessary out-of-pocket expenses incurred in attending board and committee meetings or performing other services for the Company in their capacities as directors.

There is no arrangement or understanding between either Mr. Patterson or Dr. Vaughan and any other person pursuant to which either of them was appointed as a director of the Company. Neither Dr. Vaughan nor Mr. Patterson are party to, or have any direct or indirect material interest in, any transaction with the Company required to be disclosed under Item 404(a) of Regulation S-K.

Item 7.01 - Regulation FD Disclosure

The Company issued a press release on March 6, 2024 announcing the director resignation and appointments described in Item 5.02 above. A copy of the press release making this announcement is furnished hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 - Financial Statements and Exhibits
(d) The following exhibits are being filed herewith:

Exhibit No.	Description
99.1	Press Release, dated March 6, 2024 issued by the Company
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 6, 2024	HAMILTON INSURANCE GROUP, LTD.

	By:	/s/ Gemma Carreiro
Gemma Carreiro
Group General Counsel